Exhibit 10.41

                            MLBPA DATED MAY 16, 1994

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                               LICENSE AGREEMENT

     THIS AGREEMENT is made as of the 16th day of May 1994, in New York, New York, by and between the Major League Baseball Players Association, an unincorporated association under the laws of the State of New York, with offices at 12 E. 49th Street, New York, New York 10017 (hereinafter 'MLBPA') and The Scoreboard, Inc., with offices located at 1951 Old Cuthbert Road, Cherry Hill, New Jersey 08034 (hereinafter 'Licensee').

     WHEREAS, MLBPA is acting on behalf of all of the active baseball players of the National League and the American League who have entered into a Commercial Authorization Agreement with the MLBPA (hereinafter 'players'), and who, upon being polled by the MLBPA, have not indicated they have granted a license for products which would conflict with the products licensed herein; and

     WHEREAS, MLBPA in such capacity has the right to negotiate this Agreement and to grant rights in and to the logo, name and symbol of MLBPA identified in Schedule A hereto (the 'Trademarks'), and the names, nicknames, likenesses, signatures, pictures, playing records, and/or biographical data of each player described in Schedule A hereto as part of a group (hereinafter 'the Rights'); and

     WHEREAS, Licensee desires to use the Rights and/or the Trademarks on or in association with the manufacture, offering for sale, sale, advertising, promotion, and distribution of certain products identified in Schedule B (the 'Licensed Products') in the countries identified in Schedule B (the 'Licensed Territory'); and

     WHEREAS, MLBPA is willing to grant Licensee such right to use the Rights and/or the Trademarks on the Licensed Products in the Licensed Territory in accordance with the terms and conditions recited herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, it is hereby agreed as follows:

1. GRANT.

     (a) MLBPA hereby grants to Licensee and Licensee hereby accepts the non-exclusive, non-transferable, non-assignable license, without the right to grant sublicenses, to use the Rights and Trademarks solely within the Licensed Territory on the Licensed Products and/or in association with the manufacture, offering for sale, sale, advertising, promotion, shipment and distribution of the Licensed Products to jobbers, wholesalers and distributors for sale, shipment and distribution to retail stores and merchants and/or to retail stores and merchants for sale, shipment and distribution direct to the public. Licensee shall not knowingly permit the Licensed Products to be sold or distributed outside of the Licensed Territory.

     (b) MLBPA makes no representation that it has the authority to grant, nor does it grant herein, the right to utilize team symbols, insignias or logos, or the name, symbol, or logo of any other licensee of MLBPA, or reproductions of any products produced by or for any other licensee of MLBPA. Accordingly, it is understood by the parties hereto that if any of the foregoing are to be utilized in connection with the exercise of the license granted hereunder, including without limitation the likenesses of players utilizing team logos, symbols or insignias, it will be the responsibility of Licensee to obtain all necessary permissions for the use of such material.

     (c) Unless specifically authorized in advance by MLBPA in writing, Licensee agrees to utilize with equal prominence the names and likenesses of a minimum of twenty-eight (28) players on Licensed Products during the initial License Period (as defined herein) and during each additional License Period, if any, as provided herein. Licensee must provide the MLBPA with thirty (30) days' written notice of the names of all players Licensee intends to use on the Licensed Products prior to manufacture of such Licensed Products, and Licensee may not use the name or likeness of any player on the Licensed Products without the prior written consent of MLBPA, which shall not be unreasonably withheld.

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     (d) The license granted by MLBPA to Licensee hereunder does not include the right to, and Licensee shall not in any manner, use (or to purport to grant others the right to use) the Trademarks or the Rights for the purpose, in whole or in part, of promoting any service or product other than the Licensed
Products. The license granted by MLBPA to Licensee herein does not include, and shall not be used by Licensee so as to imply, a testimonial or endorsement of the Licensed Products or any other product or service by all or any of the players, or by the MLBPA. In the event Licensee is interested in securing the personal endorsement of any player, Licensee understands and agrees that such endorsement will require the personal approval of the individual player involved and a separate payment to such player, independent of and in addition to all payments due to the MLBPA pursuant to this Agreement.

     (e) Nothing contained in Section 1(d) above shall prevent Licensee from utilizing the names and/or likenesses of the players in a non-endorsement and/or non-testimonial manner in connection with the packages, cartons, advertising, point-of-sale and/or promotional materials for the Licensed Products (the 'Promotional and Packaging Material') or require any separate payment in connection therewith; provided, however, that unless specifically authorized otherwise in advance by MLBPA in writing, the names and/or likenesses of a minimum of eight (8) such players are utilized with equal prominence on the Promotional and Packaging Material for all Licensed Products during the initial License Period and during each additional License Period, if any, as provided herein; and Licensee agrees to rotate the players who are utilized in connection with such materials so as not to highlight any particular player or group of players to the exclusion of others.

     (f) All rights not expressly granted to Licensee in this Agreement are specifically reserved to MLBPA.

2. TERM AND OPTIONS.

     (a) This Agreement shall be effective and shall continue for the License Period set forth on Schedule B, unless sooner terminated pursuant to a provision of this Agreement.

     (b) MLBPA hereby grants to Licensee two (2) separately exercisable options (the 'Options') to extend the term of this Agreement for additional one-year periods ('Second and Third License Periods,' respectively). In order to exercise each of the two Options, Licensee must provide MLBPA with written notice of its intention to exercise each such Option and such written notice must be received by MLBPA no earlier than one hundred twenty (120) days and no later than ninety
(90) days prior to the expiration of the License Period then in effect. The attempted exercise of any Option shall be void and of no effect if Licensee (i) has materially breached or is then in material breach of any of its obligations under this Agreement, or (ii) fails during any License Period to make Net Sales sufficient to generate Actual Royalties equal to or greater than the Guaranteed Minimum Royalties as defined herein, or (iii) fails to make full and timely royalty payments as provided herein. Licensee's performance in each License Period shall be pursuant to the same terms and conditions recited in this Agreement.

3. ROYALTIES.

     (a) Licensee agrees to pay MLBPA a royalty at the percentage set forth on Schedule B based on Net Sales (as defined in Subsection 3(b) below) of the Licensed Products employing the Rights and/or the Trademarks by Licensee (the 'Actual Royalty'). Such Actual Royalty shall accrue when the Licensed Products are sold, shipped, distributed, billed and/or paid for, whichever occurs earlier, to a third party not affiliated with Licensee. For purposes of this Agreement, 'affiliated' means related in any manner through direct or indirect ownership or control and includes joint venture arrangements.

     (b) 'Net Sales' shall mean gross sales to third parties not affiliated with Licensee at Licensee's regular wholesale price, less returns actually credited. No other deductions shall be permitted. For example, there shall be no deductions made for other discounts, commissions, uncollectible accounts, taxes, fees, assessments, impositions, payments or expenses of any kind which may be incurred or paid by Licensee in connection with the royalty payments due to MLBPA hereunder, or for any costs

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incurred in the manufacture, offering for sale, sale, advertising, promotion, shipment, distribution and/or exploitation of the Licensed Products.

     (c) Actual Royalty payments shall be made by Licensee to MLBPA on all Licensed Products sold, shipped and/or distributed by Licensee, even if not billed (such as in the case of introductory offers, samples, promotions and the like and sales, shipments and/or distributions to individuals and/or companies which are affiliates or subsidiaries of Licensee), or if billed at less than Licensee's usual price for such Licensed Products, based upon Licensee's usual Net Sales price for such Licensed Products sold to third parties not affiliated with Licensee in the course of Licensee's normal distribution, shipment and sales activities.

     (d) Where the billed price for any Licensed Products is less than the usual Net Sales price for such Licensed Products sold to third parties not affiliated with Licensee in the course of Licensee's normal distribution, shipment and sales activities, the Actual Royalty payment shall be based upon Licensee's usual Net Sales price.

     (e) For each License Period of this Agreement, Licensee agrees to pay MLBPA a non-refundable guaranteed minimum royalty in the amount(s) and in the manner set forth on Schedule B (the 'Guaranteed Minimum Royalty'). Such Guaranteed Minimum Royalty shall be paid in equal quarterly installments as set forth on Schedule B, with the first such payment due immediately upon execution of this Agreement. If, upon termination or expiration of this Agreement or any License Period thereof, the total royalties paid and/or payable by Licensee to MLBPA during each such License Period is less than the Guaranteed Minimum Royalty, Licensee shall immediately pay the amount of such difference to MLBPA. Actual Royalty payments based on Net Sales made during any Term of this Agreement shall be credited against the Guaranteed Minimum Royalty due for the License Period in which such Net Sales were made.

4. STATEMENTS AND PAYMENTS.

     (a) Licensee shall deliver to MLBPA, at its offices in New York, New York, or to such other address as MLBPA may direct, on the fifteenth (15th) day following the end of each calendar quarter during any License Period of this Agreement, and on the fifteenth (15th) day of the month following termination or expiration of this Agreement, a complete and accurate statement of its Net Sales of Licensed Products, differentiated by geographic area and product category, for the immediately preceding calendar quarter (or portion thereof) (the 'Royalty Period'). Said statement shall be certified as accurate by an officer of Licensee and shall include information as to the stock number, item description, quantity shipped, and gross selling price of the Licensed Products shipped, distributed and/or sold by Licensee during the Royalty Period, information as to quantity discounts given and returns actually credited, computation of Net Sales and royalty due, and any other information MLBPA may from time to time reasonably request. Such statements shall be furnished to MLBPA whether or not any Licensed Products have been shipped, distributed and/or sold, and whether or not Actual Royalties have been earned during the Royalty Period. Statements shall be in a form acceptable to MLBPA and consistent with Schedule C hereto.

     (b) The amount in United States currency shown in Licensee's royalty statements as being due MLBPA shall be paid simultaneously with the submission of such statements. In the event that the amount credited for returns during any Royalty Period exceeds Licensee's royalty obligation to MLBPA for such period, Licensee may use such amount as a credit against future royalty obligations of Licensee during the Term of this Agreement. In no event, however, shall the amount credited for returns during any Royalty Period be used upon termination or expiration of this Agreement as a credit against past royalty obligations of or royalty payments made by Licensee. In no circumstances shall MLBPA be obligated to pay any amount to Licensee upon termination or expiration of this Agreement on account of credits accrued by Licensee for returns.

     (c) Licensee's royalty statements and all amounts payable to MLBPA by Licensee shall be submitted to:

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           Major League Baseball Players Association
           12 E. 49th Street
           New York, NY 10017

or such other address as the MLBPA may direct.

     (d) The receipt and/or acceptance by MLBPA of any of the statements furnished or royalties paid hereunder to MLBPA (or the cashing of any royalty checks paid hereunder) shall not preclude MLBPA from questioning the correctness thereof at any time and, in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by Licensee and the appropriate payment shall be made by Licensee.

     (e) All payments made hereunder shall be in United States currency drawn on a United States bank, unless otherwise specifically agreed upon by the parties.

     (f) Time is of the essence with respect to all payments to be made hereunder by Licensee. Interest at a rate of the lesser of one and one-half percent (1-1/2%) per month or the maximum rate allowed by law, compounded daily, shall accrue on any amount due MLBPA hereunder from and after the date upon which the payment is due until the date of receipt of payment.

5. AUDIT.

     (a) Licensee agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to the license granted herein and pertaining to the items required to be shown in the Licensee's royalty statements to be submitted pursuant hereto, including without limitation, invoices, correspondence, banking, financial and other records. MLBPA and its duly authorized representatives shall have the right, upon reasonable written notice, at all reasonable hours of the day, to audit Licensee's books of account and records, and all other documents and material in the possession or under the control of Licensee, with respect to the subject matter and the terms of this Agreement and to make copies and extracts thereof. In the event that any such audit reveals an underpayment by Licensee, Licensee shall immediately upon demand remit payment to MLBPA in the amount of such underpayment plus interest calculated at the rate of the lesser of one and one-half percent (1-1/2%) per month or the maximum rate allowed by law, compounded daily, calculated from the date such payment(s) were actually due until the date such payment is actually made. In the event that any such underpayment is greater than Five Thousand Dollars ($5,000), or two percent (2%) of the royalties due for the period audited, whichever is less, Licensee shall reimburse MLBPA for the costs and expenses of such audit.

     (b) All books of account and records of Licensee covering all transactions relating to the license granted herein shall be retained by Licensee for at least two (2) years after the expiration or termination of this Agreement for possible inspection by MLBPA.

6. QUALITY, NOTICES, APPROVALS, AND SAMPLES.

     (a) The Licensed Products and the Promotional and Packaging Material shall be of the highest quality in design, material and workmanship so as to be suited to the best advantage, protection and enhancement of the Trademarks and the Rights, in no event shall be of lesser quality than the best quality of similar products and promotional, advertising, and packaging material presently shipped, distributed, sold and/or used by Licensee in the Licensed Territory, shall be safe and suitable for their intended purpose, and shall be manufactured, sold and/or distributed in full conformance with all applicable laws and regulations.

     (b) Licensee may not manufacture, use, offer for sale, sell, advertise, promote, ship and/or distribute any Licensed Products, or any Promotional and Packaging Material relating to the Licensed Products, until it has received written approval of same in the manner provided herein from MLBPA. Such approval shall not be unreasonably withheld. Should MLBPA fail to approve in writing any of the submissions furnished it by Licensee within fourteen (14) business days from the date of submission thereof, such failure shall be considered to be a disapproval thereof.
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     (c) Before commencing or authorizing third parties to commence the design or development of Licensed Products or Promotional and Packaging Material which have not been previously approved in writing by MLBPA, Licensee shall submit at its own cost to MLBPA, for approval, a written description of the concept of such Licensed Product and/or Promotional and Packaging Material, including full information on the nature and function of the proposed item and a general description of how the Rights and/or the Trademarks and other material will be used thereon. Licensee shall next submit at its own cost to MLBPA, for approval, complete layouts and descriptions of the proposed Licensed Products and/or Promotional and Packaging Material showing exactly how and where the Rights and the Trademarks and all other artwork and wording will be used. Thereafter, Licensee shall submit at its own cost to MLBPA, for approval, pre-production models or prototype samples of the proposed Licensed Products and/or Promotional and Packaging Material. Finally, Licensee shall submit at its own cost to MLBPA, for approval, actual proofs or final pre-production samples of the proposed Licensed Products and/or Promotional and Packaging Material. Licensee shall not proceed beyond any of the above stages where approval is required without first securing the express written approval of MLBPA.

     (d) Upon commencement of manufacture, shipment and distribution of the Licensed Products and/or Promotional and Packaging Material relating to the Licensed Products after all required approvals have been given by MLBPA, Licensee shall submit, at its own cost, to MLBPA an additional three (3) sets of the Licensed Products and two (2) sets of the Promotional and Packaging Material.

     (e) MLBPA may periodically during any License Period of this Agreement require that Licensee submit to MLBPA, at no cost to MLBPA, up to three (3) additional sets of the Licensed Products, and the Promotional and Packaging Material relating to the Licensed Products, for subsequent review of the quality of and copyright and trademark usage and notice on same and for any other purpose that MLBPA deems appropriate.

     (f) After the required approval has been secured from MLBPA pursuant to
Section 6(c) above, Licensee shall not depart from the specifications, quality or appearance thereof in any material respect without first obtaining the express written approval of MLBPA. Licensee shall make submissions to MLBPA and obtain approvals in the manner required above each time new or revised concept, layouts, descriptions, artwork, models, prototype samples and/or production samples are created, developed and/or adopted by and/or for Licensee.

     (g) To assure that the provisions of this Agreement are being observed, Licensee agrees that it will allow MLBPA or its designees to enter Licensee's premises and/or the premises where the Licensed Products are being manufactured during regular business hours, and upon reasonable notice, for the purpose of inspecting the Licensed Products and the Promotional and Packaging Material relating to the Licensed Products and the facilities in which the Licensed Products are being packaged.

     (h) In order to ensure that the Licensed Products and the Promotional and Packaging Materials are manufactured, offered for sale, sold, advertised, promoted, shipped and/or distributed as set forth herein, in the event that the quality standards and/or trademark and copyright usage and notice requirements herein referred to are not met, or in the event that said quality standards and/or trademark and copyright usage and notice requirements are not maintained throughout the period of manufacture, offering for sale, sale, advertising, promotion, shipment and/or distribution of any Licensed Products hereunder, then, in addition to any other rights available to MLBPA under this Agreement or otherwise, upon receipt of written notice from MLBPA, Licensee shall immediately discontinue any and all manufacture, offering for sale, sale, advertising, promotion, shipment and distribution of such Licensed Products and/or Promotional and Packaging Material in connection with which the said quality standards and/or trademark and copyright usage and notice requirements have not been met.

7. ARTWORK.

     (a) The form and content of all artwork for use in any media shall be subject to the express written approval of MLBPA prior to its use by Licensee in connection with the Licensed Products. If Licensee desires to use artwork previously approved by MLBPA on a different Licensed Product or on different

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Promotional and Packaging Material, Licensee shall first submit samples of such proposed use to MLBPA for approval thereof

     (b) Except as provided in Section 18(c) of this Agreement, notwithstanding any rights otherwise granted to Licensee by state or federal trademark or copyright laws or otherwise, Licensee shall not without express written permission of MLBPA directly or indirectly use, or authorize others to use, in any manner whatsoever, any of the artwork or designs or other material involving the Rights and/or Trademarks, or any reproductions thereof, following the expiration or termination of this Agreement, notwithstanding their invention or use by Licensee, and Licensee shall destroy all such artwork and/or designs and/or other material and furnish to MLBPA satisfactory evidence of their destruction.

8. OWNERSHIP OF RIGHTS.

     (a) It is understood and agreed that MLBPA is the sole and exclusive holder of all right, title and interest in and to the Rights and/or the Trademarks for the duration of this Agreement.

     (b) Nothing contained in this Agreement shall be construed as an assignment to Licensee of any right, title and/or interest in or to the Rights and/or to the Trademarks, it being understood that all right, title and interest relating thereto are expressly reserved by MLBPA except for the rights being licensed hereunder.

     (c) No license is being granted hereunder as to any products other than the Licensed Products and only in the Licensed Territory. MLBPA reserves for use as it may determine all rights of any kind other than the rights herein licensed to Licensee.

     (d) Licensee shall not use the Rights and/or the Trademarks other than as permitted herein and, in particular, shall not incorporate the Rights and/or the Trademarks in Licensee's corporate or business name in any manner whatsoever. Licensee agrees that in using the Rights and Trademarks, it will in no way represent that it has any rights, title and/or interest in and/or to the Rights and/or the Trademarks other than those expressly granted under the terms of this Agreement. Licensee further agrees that it will not use and/or authorize the use, either during or after the term of this Agreement, of any configuration, trademark, trade name or other designation confusingly similar to the Rights and/or any of the Trademarks.

9. GOODWILL AND PROMOTIONAL VALUE.

     (a) Licensee recognizes the value of the goodwill associated with the Rights and/or the Trademarks and acknowledges that the Rights and/or the Trademarks, and all rights therein and the goodwill pertaining thereto, belong exclusively to MLBPA. Licensee further recognizes and acknowledges that the Rights and/or the Trademarks have acquired secondary meaning in the mind of the public. Licensee agrees that during any License Period of this Agreement, or thereafter, it will not dispute or attack the title or any rights of MLBPA in and to the Rights and/or the Trademarks or the validity of the license granted herein.

     (b) Licensee agrees that its use of the Rights and/or the Trademarks shall inure to the benefit of MLBPA and that Licensee shall not, at any time, acquire any rights in the Rights and/or the Trademarks by virtue of any use it may make of the Rights and/or of the Trademarks. Licensee hereby assigns to MLBPA any and all trademarks and trademark rights in the Trademarks and/or Rights created by such use, together with the goodwill of the business in connection with which such trademarks are used.

     (c) Licensee acknowledges that MLBPA is entering into this Agreement not only in consideration of the royalties paid hereunder but also in recognition of the intrinsic benefit to proper maintenance of the reputation of MLBPA and the players as a result of the manufacture, offering for sale, sale, advertising, promotion, shipment and distribution of the Licensed Products by Licensee in accordance with the provisions of this Agreement. Licensee therefore acknowledges that its failure to manufacture, offer for sale, sell, advertise, promote, ship and distribute the Licensed Products in accordance with the provisions of this Agreement, including without limitation its obligations to protect and enhance the value of the Trademarks and the Rights, will result in immediate and irreparable damage to MLBPA in

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connection with promotion of the Rights and/or the Trademarks and/or to its members, and that there will be no adequate remedy at law for the failure by Licensee to abide by such provisions of this Agreement. Accordingly, Licensee agrees that in the event of any breach by Licensee, in addition to all other remedies available to it hereunder, MLBPA may at its sole option commence an action in any court having jurisdiction or an arbitration proceeding, and shall be entitled to injunctive relief against any such breach as well as such other relief as any arbitrator(s) or court with jurisdiction may deem just and proper.

10. TRADEMARK AND COPYRIGHT PROTECTION.

     (a) The license granted herein is conditioned upon Licensee's full and complete compliance with the provisions of the trademark and copyright laws of the United States and any foreign country or countries in the Licensed Territory.

     (b) Licensee agrees to permanently affix to all Licensed Products and all Promotional and Packaging Material the MLBPA logo and appropriate legends, markings and/or notices as required from time to time by MLBPA, to give appropriate notice to the consuming public of MLBPA's right, title and interest therein. Licensee agrees that, unless otherwise specified in writing by MLBPA, each usage of the Trademarks shall be followed by either the TM or the register Trademark Notice symbol, as appropriate, and the following legends shall appear at least once on each Licensed Product and on each piece of Promotional and Packaging Material:

                    Copyright or register MLBPA (year-date)

Licensee also shall include on the Licensed Products, and on each piece of Promotional and Packaging Material, the following notice:

                              Official Licensee --
                   Major League Baseball Players Association

     (c) Licensee agrees that it will not distribute or sell any Licensed Products or distribute any Promotional or Packaging Materials which do not carry notices meeting the requirements of this Agreement.

     (d) Licensee shall use no other markings, legends and/or notices on or in association with the Licensed Products or on or in association with the Promotional and Packaging Material other than those specified above and such other markings, legends and/or notices as may from time to time be specified by MLBPA, without first obtaining MLBPA's express written approval.

     (e) MLBPA has the right, but not the obligation, to obtain at its own cost, appropriate trademark and copyright protection for the Rights and/or the Trademarks in association with the Licensed Products in any and all countries of the Licensed Territory, in the name of MLBPA or in the name of any third party selected by MLBPA.

     (f) Licensee shall keep appropriate records (including copies of pertinent invoices and correspondence), and advise MLBPA, relating to the dates when each of the Licensed Products is first placed on sale or sold in each country of the Licensed Territory, and the dates of first use in each country of each different Trademark and/or of the Rights on the Licensed Products and Promotional and Packaging Material. If requested to do so by MLBPA, Licensee also agrees to supply MLBPA with samples, facsimiles or photographs of the trademark usages in question and other information which will enable MLBPA to complete and obtain trademark applications or registrations, or to evaluate or oppose any trademark or design applications, registrations, or uses of third parties.

     (g) Licensee agrees that it shall not at any time within the Licensed Territory or anywhere else in the world apply for any copyright or trademark protection which would affect MLBPA's ownership of any rights in the Rights and/or the Trademarks, nor file any document with any governmental authority or assert directly or indirectly any right or take any other action which could affect MLBPA's ownership of the Rights and/or the Trademarks, or the publicity rights of the players, or aid or abet anyone else in doing so.

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     (h) Licensee agrees to cooperate in all reasonable respects with MLBPA in protecting and defending the Rights and/or the Trademarks. In the event that any claim or problem arises with respect to the protection of the Rights and/or the Trademarks in the Licensed Territory, Licensee shall promptly advise MLBPA in writing of the nature and extent of same. MLBPA has no obligation to take any action whatsoever in the event that any claim or problem arises with respect to the protection of the Rights and/or the Trademarks.

11. INFRINGEMENTS.

     (a) Licensee agrees to assist MLBPA in the enforcement of MLBPA's right in the Rights and/or the Trademarks but will not be required to incur more than nominal out-of-pocket expenses. Licensee agrees to notify MLBPA in writing of any infringements or imitations by third parties of the Rights, the Trademarks, the Licensed Products and/or the Promotional and Packaging Material which may come to Licensee's attention. MLBPA shall have sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. MLBPA, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee, or join Licensee as a party thereto. Licensee agrees not to contact any third party, not to make any demands or claims, and not to institute any suit or take any other action on account of such infringements or imitations without obtaining the prior express written permission of MLBPA.

     (b) With respect to all claims and suits, including suits in which Licensee is joined as a party, MLBPA shall have the sole right to employ counsel of its choosing and to direct the handling of the litigation and any settlement thereof. MLBPA shall be entitled to receive and retain all amounts awarded to MLBPA as damages, profits or otherwise in connection with such suits.

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12. INDEMNIFICATION

     Licensee hereby agrees to defend, indemnify and hold harmless MLBPA, its members, officers, directors, employees and agents, from and against any all claims, demands, causes of action and judgments ('Claims') arising out of or in connection with

     (a) Licensee's design, manufacture, distribution, shipment, advertising, promotion, offering for sale and/or sale of the Licensed Products and/or the Promotional and Packaging Material, including but not limited to any allegedly unauthorized use by Licensee of any trademark, copyright, patent, process, idea, method, device, logo, symbol, insignia, name, term or material other than those licensed herein, and

     (b) any logos, symbols, insignias, names, terms or other material claimed to be the property of any Major League Baseball club(s) or any other entity affiliated directly or indirectly with any Major League Baseball club(s), and

     (c) any alleged defect(s) of the Licensed Products. With respect to the foregoing indemnity, Licensee agrees to defend and hold MLBPA and its members harmless at no cost or expense to MLBPA whatsoever, including, but not limited to, attorneys' fees and court costs. Under no circumstances shall Licensee have the right to settle or otherwise compromise any claim without the prior written consent of MLBPA. MLBPA and its members shall have the right to defend any such action or proceeding with attorneys of its own selection.

13. INSURANCE.

     Licensee shall, throughout the License Period(s) of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company acceptable to MLBPA, comprehensive general liability insurance, the form of which must be acceptable to MLBPA, naming MLBPA and its members as an additional named insured. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The amount of coverage shall be a minimum of Two Million Dollars ($2,000,000) combined single limit, with no deductible amount for each single occurrence. The policy shall provide for twenty (20) days' notice to MLBPA from the insurer by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation or termination. Licensee agrees to furnish MLBPA a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement, and in no event shall Licensee manufacture, offer for sale, sell, advertise, promote, ship and/or distribute the Licensed Products prior to receipt by MLBPA of such evidence of insurance.

14. EXPLOITATION BY LICENSEE.

     (a) Licensee agrees to commence distribution, shipment and sale of all of the Licensed Products in sufficient quantities to meet the reasonably anticipated demand therefor throughout the Licensed Territory within six (6) months after the Effective Date of this Agreement. In the event of Licensee's failure to comply with this requirement, in addition to all other remedies available to it, MLBP shall have the option to terminate this Agreement upon mailing notice of such termination to Licensee.

     (b) Licensee agrees that during all License Periods of this Agreement, Licensee will continue to diligently and continuously distribute, ship and sell each of the Licensed Products throughout the Licensed Territory and that it will use its best efforts to make and maintain adequate arrangements for the distribution, shipment and sale necessary to meet the demand for all such Licensed Products throughout the Licensed Territory. Licensee further agrees to exercise all reasonable efforts to advertise and promote the Licensed Products at its own expense throughout the term of this Agreement as widely as practicable within the Licensed Territory, to the best advantage and enhancement of the Trademarks and the Rights.

     (c) Licensee will not discriminate against the Licensed Products by granting commissions/discounts to salesmen, dealers and/or distributors in favor of Licensee's other products.

15. PREMIUMS, PROMOTIONS AND SECONDS.

     (a) Under no circumstances shall Licensee have any right to sell or otherwise utilize the Licensed Products as premiums or promotional items. MLBPA shall have and retain the sole and exclusive right to utilize or license third parties to utilize any of the rights granted herein in connection with any premium, giveaway, promotional arrangement or fan club (collectively referred to as 'Promotional Products'), which retained right may be exercised by MLBPA concurrently with the rights granted to Licensee hereunder.

     (b) Licensee agrees not to offer for sale, sell, ship, advertise, promote, distribute and/or use for any purpose whatsoever, and/or to permit any third party to offer for sale, sell, ship, advertise, promote, distribute and/or use for any purpose whatsoever, any Licensed Products and/or Promotional and Packaging Material relating to the Licensed Products which are damaged, defective, seconds or otherwise fail to meet the specifications and/or quality standards and/or trademark and copyright usage and notice requirements of this Agreement.

16. ASSIGNABILITY AND SUBLICENSING.

     The license granted hereunder is and shall be personal to Licensee and shall not be assigned by any act of Licensee or by operation of law or otherwise encumbered. Licensee shall not have the Licensed Products or any portion thereof manufactured for Licensee by a third party unless Licensee first obtains the express written approval of MLBPA, and such manufacturer shall have signed an agreement in the form attached hereto as Schedule D. Licensee shall have no right to grant any sublicenses without MLBPA's prior express written approval. Any attempt on the part of Licensee to arrange for manufacture by a third party or to sublicense (except as provided herein), assign, encumber or alter its rights under this Agreement by operation of law or otherwise, including without limitation entry by Licensee into any joint venture arrangement or any material change in the ownership or key management of Licensee, without reasonable notice to and written approval by MLBPA shall result in the automatic termination of this Agreement, and all rights granted hereunder shall immediately revert to MLBPA.

17. TERMINATION

     (a) MLBPA's Right of Termination.

          (i) Immediate Right Termination. In addition to the automatic termination provisions and/or termination rights provided elsewhere in this Agreement, and notwithstanding any attempts by Licensee to cure defaults, MLBPA shall have the right immediately to terminate this Agreement by giving written notice to Licensee if Licensee does any of the following:

             a. Manufactures, offers for sale, sells, advertises, promotes, ships, distributes and/or uses in any way any Licensed Product and/or Promotional and Packaging Material without having the prior written approval of MLBPA as provided for in this Agreement;

             b. Continues to manufacture, offer for sale, sell, advertise, promote, ship, distribute and/or use in any way any Licensed Product and/or Promotional and Packaging Material after receipt of notice from MLBPA disapproving and/or withdrawing approval of same;

             c. Fails to carry on the Licensed Products or Promotional or Packaging Material the notices specified by MLBPA, as required herein;

             d. Becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Licensed Products and/or Promotion and Packaging Material because of safety, health or other hazards or risks to the public;

             e. Directly or indirectly through its controlling shareholders or any of its officers, directors or employees, takes any action in connection with the manufacture, offering for sale, sale, advertising, promotion, shipment and/or distribution of the Licensed Products and/or the Promotional and Packaging Material which damages or reflects adversely upon MLBPA, the Rights and/or the Trademarks;

             f. Breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Rights and/or the Trademarks;

             g. Two or more times during a twelve-month period fails to make timely payment of royalties when due or fails to make timely submission of royalty statements when due;

             h. Uses the Trademarks or the Rights for the purpose, in whole or in part, of promoting any service or product other than the Licensed Products without the express prior consent of MLBPA in writing; or

             i. Fails to obtain or maintain insurance as required by the provisions of this Agreement.

          (ii) Curable Breaches by Licensee. If Licensee

             a. commits a material breach of any other terms of this Agreement, or

             b. files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or discontinues its business, or if a receiver is appointed for it or its business and is not discharged within thirty (30) days, and fails to cure such default and furnish reasonable proof of its cure to MLBPA within fifteen (15) days after receiving written notice of breach, MLBPA shall have the right to terminate this Agreement by giving written notice to Licensee.

     (b) Licensee's Right of Termination. If MLBPA commits a material breach of any of the terms of this Agreement and fails to cure such default and furnish reasonable proof of its cure to Licensee within fifteen (15) days after receiving written notice of breach, Licensee shall have the right to terminate this Agreement by giving written notice to MLBPA.

18. POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS.

     (a) Except as provided in Section 18(c) below, upon termination of this Agreement, Licensee and its receivers, representatives, trustees, agents, administrators, successors and/or permitted assigns shall have no right to manufacture, offer for sale, sell, ship, advertise, promote and/or distribute Licensed Products or to use in any way the Rights, the Trademarks, or any Promotional and Packaging Material relating to the Licensed Products.

     (b) Upon termination or expiration of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales, shipments and/or distributions theretofore made shall become immediately due and payable and no Guaranteed Minimum Royalty paid to MLBPA shall be refunded.

     (c) Upon expiration of this Agreement, or upon termination of this Agreement for any reason except those set forth in Section 16 or Section 17(a) above, subject to the requirements of this Agreement with respect to payment and reporting of royalties, for a period of sixty (60) days, Licensee may dispose of all finished Licensed Products which are on hand upon the expiration of the License Period then in effect, provided that the royalties with respect to that period are paid and the appropriate statements are furnished for that period. During such sixty (60) day period, MLBPA itself may use or license the use of the Rights and/or the Trademarks in any manner at any time anywhere in the world as MLBPA sees fit.

     (d) Subject to Section 18(c) above, after the expiration or termination of this Agreement, Licensee shall refrain from further use of the Rights and/or the Trademarks or any further reference to them, either directly or indirectly, in connection with the manufacture, offering for sale, sale, advertising, promotion, shipment and/or distribution of Licensee's products. Licensee shall destroy all artwork, films, transparencies, separations, printing plates, molds and other materials which reproduce the Licensed Products and/or Promotional and Packaging Material relating to the Licensed Products, and shall give evidence satisfactory to MLBPA of their destruction. Licensee shall be responsible to MLBPA for any damages caused by the unauthorized use by Licensee or by others of all such materials which are not destroyed pursuant to this Agreement.

     (e) Licensee acknowledges that its failure to cease the manufacture, offering for sale, sale, advertising, promotion, shipment and/or distribution of the Licensed Products and/or use in any way of the Promotional and Packaging Material relating to the Licensed Products at the termination or expiration of this Agreement will result in immediate and irreparable damage to MLBPA and/or to the players and to the rights of other licensees of MLBPA. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities and Licensee agrees that in the event of such failure, in addition to all other remedies available to it hereunder, MLBPA at its sole option may commence an action in any court having jurisdiction or an arbitration proceeding, and shall be entitled to equitable relief by way of injunctive relief and such other relief as any arbitrator(s) or court with jurisdiction may deem just and proper.

19. FINAL STATEMENT UPON TERMINATION OR EXPIRATION.

     Within thirty (30) days after termination or expiration of this Agreement, as the case may be, Licensee shall deliver to MLBPA a statement indicating the number and description of the finished Licensed Products which it had on hand as of the expiration or termination date. MLBPA shall have the option of conducting a physical inventory at the time of expiration or termination and/or at a later date in order to ascertain or verify such statement. In the event that Licensee refuses to permit MLBPA to conduct such physical inventory, Licensee shall forfeit any rights hereunder to dispose of such inventory. In addition to such forfeiture, MLBPA shall have recourse to all other remedies available to it.

20. NOTICES.

     All notices or other communications required or desired to be sent to either party shall be in writing and sent by Registered or Certified Mail, postage prepaid, return receipt requested, or by facsimile or telegram, charges prepaid. Such notices, including facsimile or telegram, shall be effective on the date sent, provided that any notice sent by facsimile also shall be sent by regular mail. The addresses for MLBPA and Licensee shall be as set forth on Schedule B. Either party may change its address by notice in writing to the other party.

21. RELATIONSHIP OF THE PARTIES.

     This Agreement does not create a partnership or joint venture between the parties and Licensee shall have no power to obligate or bind MLBPA in any manner whatsoever.

22. APPLICABLE LAW.

     This Agreement is made within the State of New York and shall be construed in accordance with the laws of the United States and the State of New York. Licensee hereby expressly waives any right to the benefits of remedial legislation, if any, of Licensee's home state.

23. REMEDIES.

     (a) Except as otherwise provided herein, any dispute or disagreement between the parties hereto arising out of or relating to this Agreement shall be settled by final and binding arbitration, in New York City, under the Commercial Arbitration Rules then obtaining of the American Arbitration Association. The parties hereto expressly stipulate that the arbitrator(s) shall have full subpoena power and full powers to fashion appropriate remedies, including without limitation the power to grant equitable and/or injunctive and/or declaratory relief. Judgment upon the award may be entered in any court having jurisdiction.

     (b) Licensee recognizes the unique nature of the Rights and the Trademarks, and the possibility that breaches of this Agreement by Licensee may require preliminary or extraordinary relief beyond that available in arbitration, and the possibility that breaches of this Agreement may involve third parties or witnesses or issues which are beyond the practical jurisdiction of arbitrators. Accordingly, notwithstanding the provisions of paragraph 23(a), MLBPA (but not Licensee) may, at its sole and exclusive option, elect to commence an action or proceeding in any court of competent jurisdiction to enforce this Agreement or protect the Rights and the Trademarks. MLBPA may also require the termination of a previously-commenced arbitration proceeding so as to permit a dispute between the parties to be resolved in an action or proceeding in a court of competent jurisdiction, so long as MLBPA has theretofore not waived its right to do so by taking substantial steps to prosecute or defend the arbitration proceeding.

24. CAPTIONS.

     The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

25. WAIVER.

     (a) No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

     (b) Resort by MLBPA to any remedies referred to in this Agreement or arising by reason of a breach of this Agreement by Licensee shall not be construed as a waiver by MLBPA of its right to resort to any and all other legal and equitable remedies available to MLBPA.

26. SURVIVAL OF THE RIGHTS.

     Rights and obligations created by this Agreement and which by necessary implication continue after its expiration or termination shall survive such expiration or termination.

27. SEVERABILITY.

     In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

28. INTEGRATION.

     This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

     By their execution below, the parties hereto have agreed to all of the terms and conditions of this Agreement.

MAJOR LEAGUE BASEBALL                                   THE SCOREBOARD, INC.
PLAYERS ASSOCIATION                                     (LICENSEE)

By: /s/ Donald Fehr                                     By: /s/ Ken Goldin

Date: May 16, 1994                                      Date: May 12, 1994

                                   SCHEDULE A

TRADEMARKS

          MLBPA

          Major League Baseball Players Association

          MLBPA logo

THE RIGHTS

     The names, nicknames, likenesses, signatures, pictures, playing records and/or biographical data of all active baseball players of the National League and the American League who have entered into a Commercial Agreement with the MLBPA.

                                   SCHEDULE B

LICENSED PRODUCTS:

1.         Baseball Mementos in the following forms, personally autographed by one or more baseball players:
           (a)        Major League Baseballs, replica bats, replica hats and helmets, batting and fielding gloves, and team jerseys;
           (b)        Other items as approved in writing by the MLBPA.
2.         Manufactured Mementos in the following forms personally autographed by one or more players or not autographed:
           (a)        Reproductions of original artwork in non-trading card format in the form of lithographs, framed or unframed, not smaller than sixty (60) square inches and not larger than nine hundred (900) square inches.
           (b)        Photographs, ceramic 'trading cards', ceramic plates, ceramic figurines and/or baseballs mounted on plaques of the following sizes: five inches by seven inches (5' X 7'), ten inches by thirteen inches (10'
                      X 13'), twelve inches by fifteen inches (12' X 15') and sixteen inches by twenty inches (16' X 20');
                      (These 'trading cards' will not have a trading card format and will not bear statistics.)
           (c)        Framed photographs in the following sizes: eight inches by ten inches (8' X 10'), eleven inches by fourteen inches (11' X 14'), twelve inches by sixteen inches (12' X 16'), sixteen inches by twenty inches
                      (16' X 20') and eighteen inches by twenty four inches (18' X 24');
           (d)        Ceramic plates that are not smaller than three and one-quarter inches (3-1/4') and not larger than ten and one-quarter inches (10-1/4') in diameter;
           (e)        Ceramic and pewter figurines not smaller than four inches (4') high and not larger than ten inches (10')
                      high.
           (f)        MLBPA-licensed trading cards only, in acrylic holders or frames that are: three inches by four and one-half inches (3' X 4-1/2'), five inches by seven inches (5' X 7'), ten inches by thirteen inches (10'
                      X 13'), twelve inches by fifteen inches (12' X 15'), and sixteen inches by twenty inches (16' X 20').
           (g)        Unframed photographs in the following sizes: eight inches by ten inches (8' X 10'), eleven inches by fourteen inches (11' X 14'), and sixteen inches by twenty inches (16' X 20').
           (h)        Posters with or without a border that are not smaller than sixty (60) and not larger than nine hundred
                      (900) square inches.
           (i)        Ceramic 'trading cards' not smaller than two and one-half inches by three and one-half inches (2-1/2' X
                      3-1/2') and not larger than three and one-half inches by five inches (3-1/2' X 5'). (These 'trading cards' will not have a trading card format, will not bear statistics and will not be marketed like a trading card.)

LICENSE PERIOD:

     First License Period: Execution of this Agreement through December 31,
1995;

     Second License Period (If Renewed): January 1, 1996 through December 31, 1996.

     Notwithstanding paragraph 2(b), Licensee shall have one (1) separately exercisable option. All other terms and conditions of paragraph 2(b) shall remain in full force and effect.

LICENSED TERRITORY:

     The United States, its territories, possessions and Canada, Mexico, Australia, Switzerland, the United Kingdom and Japan.

ADDITIONAL CONDITIONS:

     The International Addendum attached hereto and incorporated herein by reference shall apply to all sales of Licensed Products outside the United States.

     Licensee understands and agrees that if an original signature or personal appearance is requested in connection with any Licensed Product, a separate fee must be paid to the player(s) through Licensor, in addition to the royalties required hereunder.

     Licensee acknowledges and understands that some players may have existing agreements with manufacturers that may preclude them from signing or being associated with some of the Licensed Products.

     The MLBPA makes no representation that it has the authority to grant nor does it grant the right to utilize the name, symbol or logo of any company licensed by MLBPA to produce trading cards and if the foregoing will be used in connection with any product it is the responsibility of Licensee, (if necessary) to obtain appropriate permission, for the use of such material.

[*]

     Licensee will report all sales of Licensed Products to the MLBPA by individual player and provide proof of payment directly to players, where applicable, in the form of copies of canceled checks.

     Licensee also represents that there may be some product rights granted in the above-mentioned agreements that are not granted in this Agreement. Licensee agrees that if it exercises the right to produce any of these products it will submit a request for approval to the MLBPA and if approved an amendment to this Agreement will be required to add this right, which may require an increase in the Guaranteed Minimum Royalty.

     MLBP acknowledges that Licensee has inventory as a result of previous agreements with Major League players. Licensee acknowledges that these product are fully royalty-bearing at the rates set forth in this Agreement. Licensee agrees not to sell, advertise or promote any of these products before receiving written approval from the MLBPA for the products and any sales materials that have been produced in connection with them. If any of these products are not Licensed Products they will be reported on a separate royalty reporting form. Licensee represents that it may be physically impossible to affix the Logo to all of these products already in inventory and will make best efforts to affix the Logo where possible.

     Any agreement between Licensee and a player shall not be in conflict with rights held by the MLBPA and shall not prohibit the signing of MLBPA licensed trading cards for insertion into MLBPA licensed trading card sets by MLBPA licensees or the signing of products free of charge including but not limited to charitable or gift-giving purposes.

     MLBPA agrees to treat confidentially and to use solely for its own internal purposes all non-public proprietary information furnished to it by Licensee in connection with this Agreement, including without limitation new product concepts, marketing plans, inventory runs, royalty reports, customer lists, artwork, advertising, promotional and publicity materials, and Licensee's individual contracts with players.

     This License Agreement and the contents hereof, including the existing agreements between Licensee and individual Major League Baseball players, constitute a confidential business relationship between the parties. Each party acknowledges that significant damage could be done to the other should the terms of this Agreement become public knowledge. Both parties agree that they will not reveal the terms of this Agreement to any third party (excluding employees, agents, attorneys, accountants and other professionals in their employment, and other parties to whom they have a legal obligation to disclose) and they will exercise reasonable precautions to ensure that neither they nor any of the foregoing persons shall allow the terms of this Agreement to become public knowledge.

     Notwithstanding paragraph 18(c), the period for the sell-off of inventory shall commence at the expiration or termination of the License Agreement, whichever occurs first and shall end one (1) year from that date. The period for the sell-off of inventory already in existence prior to this License Agreement shall comport with the sell-off period in the individual player agreement to which the inventory relates. All other terms and conditions listed in paragraph 18(c) shall remain in full force and effect .

     Notwithstanding paragraph 3(c), Licensee shall be able to give away free of charge, and without royalty obligation, not more than Fifty Thousand Dollars ($50,000.00) worth of Licensed Products (as promotional samples) during the License Period provided that these Licensed Products are accounted for in a separate royalty statement. All other terms and conditions of paragraph 3(c) shall remain in full force and effect.

     Licensee understands and agrees that any products given away free of charge or at a reduced price for charitable or fund-raising purposes is fully royalty-bearing at the established wholesale price and must be accounted for in a separate royalty statement which includes the name of the charity or fund-raising organization and its federal tax i.d. number.

ACTUAL ROYALTY

[*]

GUARANTEED MINIMUM ROYALTY

[*]

ADDRESSES FOR NOTICES

Major League Baseball Players Association
12 East 49th Street
New York, NY 10017
Attention: Judy Heeter

The Score Board Inc,
1951 Old Cuthbert Road
Cherry Hill, NJ 08034
Attention: Ken Goldin
           Jane Fuerst

Acknowledged and Approved:

MAJOR LEAGUE BASEBALL                                   THE SCORE BOARD INC.
PLAYERS ASSOCIATION

By: /s/ Donald Fehr                                     By: /s/ Ken Goldin

Date: May 16, 1994                                      Date: May 12, 1994

_____________
*Certain confidential information has been omitted and filed separately with the Commission.